EXHIBIT (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Crystal Rock Holdings, Inc.

at

$0.97 Per Share

by

CR Merger Sub, Inc.

and

Cott Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 20, 2018, UNLESS THE OFFER IS EXTENDED.

February 20, 2018

To Our Clients:

Enclosed for your consideration is an offer to purchase, dated February 20, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”), relating to an offer by CR Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Cott Corporation, a Canadian corporation (“Cott”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), of Crystal Rock Holdings, Inc., a Delaware corporation (“Crystal Rock”), at a price of $0.97 per Share (the “Offer Price”), payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith.

Holders of Shares whose certificates representing such Shares (“Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1. The Offer price is $0.97 per Share, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law.

2. The Offer is made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 12, 2018 (as it may be amended, restated or supplemented from time to time, the “Merger Agreement”), among Cott, Purchaser and Crystal

Rock. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the consummation of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Purchaser will merge with and into Crystal Rock (the “Merger”), with Crystal Rock continuing as the surviving corporation and an indirect wholly-owned subsidiary of Cott.

4. On February 11, 2018, the Crystal Rock Board of Directors (the “Crystal Rock Board”) unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Crystal Rock and its stockholders; (ii) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable; (iii) approved the execution, delivery and performance by Crystal Rock of the Merger Agreement and the consummation of the transactions contemplated thereby; (iv) resolved that the Merger will be effected under Section 251(h) of the DGCL; and (v) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser in the Offer. Accordingly, and for other reasons described in more detail in Crystal Rock’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the Securities and Exchange Commission (the “SEC”) and, together with the Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the stockholders of Crystal Rock in connection with the Offer, the Crystal Rock Board unanimously recommends that Crystal Rock’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5. The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on March 20, 2018, unless the Offer is extended.

6. There is no financing condition to the Offer. The Offer is conditioned upon the satisfaction of the Minimum Condition (as defined below) and the other conditions set forth in the Offer to Purchase. See Section 15—“Conditions of the Offer” of the Offer to Purchase. The “Minimum Condition” requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Parent or Purchaser, in the aggregate, or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least one Share more than 50% of the Fully Diluted Shares (excluding from the number of tendered Shares, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)). “Fully Diluted Shares” means all outstanding securities entitled to vote in the election of directors of Crystal Rock, together with all such securities which Crystal Rock would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not vested or then convertible, exchangeable or exercisable.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute.

If Purchaser becomes aware of any valid statute in any jurisdiction prohibiting the making of the Offer, Purchaser will make a good faith effort to comply with that statute. If, after a good faith effort, Purchaser cannot comply with the statute, the Offer will not be made to, nor will Purchaser accept tenders from or on behalf of, Crystal Rock stockholders in that jurisdiction. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers to be designated by Purchaser that are licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Crystal Rock Holdings, Inc.

by

CR Merger Sub, Inc.

and

Cott Corporation

$0.97 Per Share

The undersigned acknowledge(s) receipt of your letter enclosing the offer to purchase, dated February 20, 2018 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), pursuant to an offer by CR Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Cott Corporation, a Canadian corporation (“Cott”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), of Crystal Rock Holdings, Inc., a Delaware corporation (“Crystal Rock”), at a price of $0.97 per Share (the “Offer Price”), payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned.

Account Number:

Number of Shares to be Tendered*:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:                 , 2018

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

(Area Code) Telephone No.

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.